Exhibit 99

For Immediate Release

April 25, 2002

For more information:                                                                                                    Rex S. Schuette
                                                                                                                                     Chief Financial Officer
                                                                                                                                     706-781-2265
                                                                                                                                     rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC.
ANNOUNCES A TWO-FOR-ONE STOCK SPLIT
AND DECLARES DIVIDEND

BLAIRSVILLE, GA, April 25, 2002 -- United Community Banks, Inc. (Nasdaq: UCBI) today announced that its board of directors approved a two-for-one stock split in the form of a 100% stock dividend.  New shares will be distributed on May 29, 2002 to shareholders of record as of May 15, 2002.

“The market price of our common stock has appreciated substantially over the past year and particularly since our listing on Nasdaq as more investors have become aware of our company,” said Jimmy Tallent, president and CEO.  “This stock split is intended to improve market liquidity over the long term, while also rewarding current shareholders who have supported our company for the past several years.”  Upon completion of the split, United Community Banks will have approximately 21.4 million shares outstanding.

The board also declared a regular quarterly dividend of $.0625 per common share (post split), payable July 1, 2002, to shareholders of record as of June 14, 2002.  “Last quarter, we raised our annual dividend rate by 25%,” Tallent added.  “This quarter’s regular dividend has been adjusted to reflect the two-for-one split, resulting in no change in the aggregate amount of the quarterly dividend paid to our shareholders.”

About United Community Banks

Headquartered in Blairsville, GA, United Community Banks is the third-largest bank holding company in Georgia.  At March  31, 2001, United had assets of $2.9 billion and operated 50 banking offices located throughout north Georgia, metro Atlanta, and western North Carolina. The company specializes in providing personalized community banking services to individuals and small businesses in its markets.  United also offers the convenience of 24-hour access to its services through a network of ATM machines, telephone and PC banking.  United Community Banks, Inc. common stock is listed on the Nasdaq Stock Market under the symbol UCBI. Additional information may be found at United's web site at www.ucbi.com.

# # #